Exhibit 23.1

June 19, 2012


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Dakota Creek Minerals, Inc. on Form S-1 of our audit report, dated December 4, 2011 relating to the accompanying balance sheet as of August 31, 2011 and the related statements of operations, stockholders' equity, and cash flows from inception (September 29, 2011) through August 31, 2011, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1 and this Prospectus.



/s/ De Joya Griffith & Company, LLC
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De Joya Griffith & Company, LLC
Henderson, NV
June 19, 2012